Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: John Sorensen

(914) 595-8204

VISANT CORPORATION ANNOUNCES 2006 THIRD QUARTER RESULTS

ARMONK, NY, November 8, 2006 — VISANT CORPORATION today announced its results for the third quarter ended September 30, 2006, including consolidated net sales of $287.8 million for the quarter, compared to  consolidated net sales of $276.9 million in the third quarter of 2005.  In addition, the company reported a consolidated net loss for the third quarter of 2006 of $4.3 million compared to a consolidated net loss of $8.6 million for the same period of 2005.  Visant also reported consolidated earnings before net interest expense, provision for income taxes and depreciation and amortization expense (EBITDA) of $43.0 million for the third quarter of 2006, an increase of 23.0%, over EBITDA of $35.0 million for the third quarter of 2005.

For the first nine months of 2006, consolidated net sales were $1,141.0 million, versus $1,127.5 million for the corresponding 2005 nine-month period.  Consolidated net income was $68.2 million for the first nine months of 2006 compared to $40.2 million for the corresponding prior year period, representing an increase of 69.5%.  Consolidated EBITDA for the first nine months of 2006 totaled $268.7 million, an increase of 16.5% from $230.7 million for the first nine months of 2005.

Visant’s consolidated Adjusted EBITDA (defined in the accompanying summary of financial data) of $43.9 million for the third quarter of 2006 represents an increase of 15.4% compared to consolidated Adjusted EBITDA of $38.0 million for the third quarter of 2005.  Consolidated Adjusted EBITDA totaled $275.0 million for the first nine months of 2006, an increase of 8.0% from consolidated Adjusted EBITDA of $254.6 million for the same period of 2005.

“We are pleased with Visant’s solid third quarter performance, which again demonstrated strong Adjusted EBITDA growth along with improved operating income margins,”  commented Marc Reisch, President and Chief Executive Officer of  Visant.  “During the third quarter, we significantly strengthened our Marketing and Publishing Services business by completing the  acquisition of the Vertis, Inc. fragrance sampling business.  Year-to-date, our Adjusted EBITDA is up approximately $20.4 million compared to the first nine months of 2005.  We anticipate that this increase will approximate the full year 2006 increase in Adjusted EBITDA due to the impact of both increased investments in business and product development and information technology expected during the fourth quarter of 2006 and a shift in timing of certain revenues and expenses for Jostens between the third and fourth quarters of 2006.”

The net sales of the Jostens Scholastic segment were relatively flat, decreasing $0.3 million, or 0.8%, to $34.1 million for the third quarter of 2006 from $34.4 million for the third quarter of 2005.  Although net sales increased for the Jostens Scholastic segment due to higher jewelry revenue, this increase was offset by a shift in the timing of graduation product deliveries from the third quarter to the fourth quarter of 2006.  Jostens Yearbook net sales increased $2.2 million, or 3.2%, to $70.7 million for the third quarter of 2006 compared to $68.5 million for the third quarter of 2005.

The net sales of the Marketing and Publishing Services segment increased $21.9 million, or 17.9%, to $144.1 million during the third quarter of 2006 from $122.2 million for the third quarter of 2005.  This increase was attributable to $8.3 million in sales related to the acquisitions of Dixon Direct and of the Vertis, Inc. fragrance sampling business as well as increased volume in sampling and direct marketing production.  The net sales of the Educational Textbook business decreased $12.5 million, or 23.1%, to $41.5 million for the third quarter of 2006 from $53.9 million for the third quarter of 2005 due to lower sales of paper to our customers of approximately $6.3 million with the remaining decrease attributable to lower volume.

The Adjusted EBITDA of the Jostens Scholastic segment increased $0.7 million, or 7.6%, to a loss of $8.9 million for the third quarter of 2006 compared to a loss of $9.6 million for the third quarter of 2005.  The year-over-year improvement was primarily attributable to improved cost savings partially offset by the impact of the higher cost of gold and a shift of some deliveries to the fourth quarter of 2006.  Jostens Yearbook Adjusted EBITDA improved $1.3 million, or 8.1%, to $17.9 million for the third quarter of 2006 compared to $16.6 million for the corresponding period in 2005 due to higher sales and manufacturing efficiencies.

The Adjusted EBITDA of the Marketing and Publishing Services segment increased $4.4 million, or 18.7%, to $28.1 million for the third quarter of 2006 from $23.7 million for the third quarter of 2005.  This increase was primarily attributable to higher sales volume as well as cost reduction initiatives.  The Adjusted EBITDA of the Educational Textbook segment decreased $0.6 million, or 8.5%, to $6.8 million for the third quarter of 2006 from $7.4 million for the third quarter of 2005.  The decrease was due to lower volume with the impact offset by improved operating efficiencies and cost reduction initiatives compared to the same period in 2005.

For the nine-month period ended September 30, 2006, net sales for the Jostens Scholastic segment were $298.3 million, which represented a slight increase of 0.3% from the $297.5 million reported for the prior year comparative period, primarily attributable to higher jewelry revenue offset by timing of graduation product deliveries from third quarter to fourth quarter 2006.  Jostens Yearbook net sales were $333.3 million for the nine-month period ended September 30, 2006, which represented an increase of 3.9% compared to $320.7 million of net sales in the corresponding prior year period.

The net sales of the Marketing and Publishing Services segment increased $24.8 million, or 6.9%, to $386.4 million for the nine-month period ended September 30, 2006 from $361.6 million for the comparable period in 2005.  This increase was primarily attributable to higher direct marketing and sampling sales and the acquisitions of Dixon Direct and of the Vertis, Inc. fragrance sampling business.  The net sales of the Educational Textbook business decreased $23.8 million, or 15.4%, to $130.6 million for the first nine months of 2006 from $154.3 million for the corresponding period of 2005 due to lower sales of paper of approximately $10.2 million as well as lower sales volume to certain customers.

For the nine months ended September 30, 2006, Jostens Scholastic reported Adjusted EBITDA of $50.0 million, an increase of $2.5 million, or 5.2%, compared to $47.5 million for the prior year comparative period.  This increase was due primarily to improved cost savings offset somewhat by the impact of the higher cost of gold.  Jostens Yearbook reported Adjusted EBITDA of $124.9 million for the first nine months of 2006, an increase of $14.4 million, or 13.0%, compared to $110.5 million for the corresponding prior year period.  The increase was related to higher sales volume and manufacturing efficiencies.

The Marketing and Publishing services segment reported Adjusted EBITDA of $76.5 million for the first nine months of 2006, an increase of $6.9 million, or 10.0%, compared to $69.5 million for the first nine months of 2005.  This increase was mainly the result of higher direct marketing and sampling volume.  The Adjusted EBITDA of the Educational Textbook segment decreased by $3.4 million, or 12.5%, to $23.6 million for the nine months ended September 30, 2006 compared to $27.0 million for the corresponding period in 2005 due to lower sales volume offset somewhat by the impact of improved operating efficiencies and cost reduction initiatives.

As of September 30, 2006, Visant Corporation’s consolidated debt was $1,333.9 million, including $117.4 million outstanding under its domestic and Canadian revolving line of credit. Visant’s cash position at September 30, 2006 totaled $14.4 million.  Visant’s parent, Visant Holding Corp., also had senior discount notes with an accreted value of $199.1 million, senior notes of $350.0 million and cash of $0.9 million as of September 30, 2006.

Visant has provided a reconciliation of net income to EBITDA and Adjusted EBITDA in the accompanying summary of financial data.  It should be noted that Adjusted EBITDA as presented excludes certain non-recurring costs, including Jostens’ 2005 incremental diploma costs.  These higher-than-planned diploma production and delivery costs were incurred in connection with manufacturing inefficiencies resulting from relocation of Jostens’ diploma operations out of the Red Wing, Minnesota manufacturing facility to certain other facilities in 2005.

Supplemental data has also been provided for Visant’s four segments: Jostens Scholastic, Jostens Yearbook, Marketing and Publishing Services and Educational Textbook.

CONFERENCE CALL

The company’s regular quarterly conference call concerning the third quarter 2006 results will be webcast live today at 10:00 a.m. Eastern Time through the Investor Information section of Visant’s website at www.visant.net.

ABOUT OUR COMPANY

Visant Corporation is a leading marketing and publishing services enterprise servicing the school affinity, direct marketing, fragrance and cosmetics and educational publishing markets.

Jostens is a leading provider of school-related affinity products and services that help people celebrate important moments, recognize achievements and build affiliation.  Jostens’ operations are reported in two segments: 1) Jostens Scholastic, which includes the production of class rings and graduation products and 2) Jostens Yearbook.

Visant’s Marketing and Publishing Services business produces multi-sensory and interactive advertising sampling systems, primarily for the fragrance, cosmetics and personal care markets, and innovative products and services to the direct marketing sector.  The group also produces testing and supplemental materials and related components for educational publishers.  Visant’s Educational Textbook business produces four-color case-bound educational textbooks.

 SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This release may contain “forward-looking statements.” Forward-looking statements are based on our current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may”, “might”, “will”, “should”, “estimate”, “project”, “plan”, “anticipate”, “expect”, “intend”, “outlook”, “continue”, “believe”, or the negative thereof or other similar expressions that are intended to identify forward-looking statements and information.  Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the company or industry results, to differ materially from historical results, any future results, performance or achievements expressed or implied by such forward-looking statements.  These forward-looking statements are based on estimates and assumptions by our management that, although we believe are reasonable, are inherently uncertain and subject to a number of risks and uncertainties, and you should not place undue reliance on them.  Such risks and uncertainties include, but are not limited to, the following:  our substantial indebtedness; our inability to implement our business strategy and achieve anticipated cost savings in a timely and effective manner; competition from other companies; the seasonality of our businesses; the loss of significant customers or customer relationships; fluctuations in raw material prices; our reliance on a limited number of suppliers; our reliance on numerous complex information systems; the reliance of our businesses on limited production facilities; the amount of capital expenditures required at our businesses; labor disturbances; environmental regulations; foreign currency fluctuations and foreign exchange rates; the outcome of litigation; control by our stockholders; our dependency on the sale of school textbooks, the textbook adoption cycle and levels of government funding for education spending; Jostens’ reliance on independent sales representatives; and the failure of our sampling systems to comply with U.S. postal regulations.  These factors could cause actual results to differ materially from historical results or those anticipated or predicted by the forward-looking statements.  We caution that the foregoing list of important factors is not exclusive.  Forward-looking statements speak only as of the date they are made and we undertake no obligation to update publicly or revise any of them in light of new information, future events or otherwise, except as required by law.

The following information contains financial measures other than in accordance with generally accepted accounting principles and should not be considered in isolation from or as a substitute for the company’s historical condensed consolidated financial statements.  The company presents this information because management uses it to monitor and evaluate the company’s ongoing operating results and trends.  The company believes this information provides investors with an understanding of the company’s operating performance over comparative periods and because the covenants in its debt agreements are tied to these measures.

VISANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended		Nine months ended
	September 30,	October 1,	September 30,	October 1,
In thousands	2006	2005	2006	2005
Net sales	$287,802	$276,934	$1,141,018	$1,127,455
Cost of products sold	185,975	185,740	636,571	662,643
Gross profit	101,827	91,194	504,447	464,812
Selling and administrative expenses	81,942	80,716	305,145	307,894
Gain on disposal of fixed assets	(784)	(3,725)	(1,631)	(3,478)
Transaction costs	—	—	—	1,324
Special charges	955	2,610	3,589	7,159
Operating income	19,714	11,593	197,344	151,913
Interest expense, net	28,114	27,277	79,033	79,421
(Loss) income before income taxes	(8,400)	(15,684)	118,311	72,492
(Benefit from) provision for income taxes	(4,753)	(7,494)	44,064	27,874
(Loss) income from continuing operations	(3,647)	(8,190)	74,247	44,618
Loss from discontinued operations, net	(629)	(452)	(6,044)	(4,374)
Net (loss) income	$(4,276)	$(8,642)	$68,203	$40,244

Adjusted EBITDA (1)	$43,903	$38,042	$274,951	$254,580

Adjusted EBITDA Reconciliation:

In thousands
Net (loss) income	$(4,276)	$(8,642)	$68,203	$40,244
Interest expense, net	28,114	27,277	79,033	79,421
(Benefit from) provision for income taxes	(4,753)	(7,494)	44,064	27,874
Depreciation and amortization expense	23,289	23,368	71,380	78,761
Discontinued operations, net	629	452	6,044	4,374
EBITDA	43,003	34,961	268,724	230,674

Special charges (2)	955	2,610	3,589	7,159
Jostens diploma incremental costs	—	2,807	—	14,734
Gain on disposal of fixed assets	(784)	(3,725)	(1,631)	(3,478)
Other (3)	729	1,389	4,269	5,491
Adjusted EBITDA (1)	$43,903	$38,042	$274,951	$254,580

(1)          Adjusted EBITDA is defined as net income (loss) plus net interest expense, income taxes, depreciation and amortization, and loss (gain) from discontinued operations, excluding certain non-recurring items. Adjusted EBITDA excludes certain items that are also excluded for purposes of calculating required covenant ratios and compliance under the indentures governing our and our parent’s outstanding notes and our senior secured credit facilities. As such, Adjusted EBITDA is a material component of these covenants. Non-compliance with the financial ratio maintenance covenants contained in our senior secured credit facilities could result in the requirement to immediately repay all amounts outstanding under such facilities, while non-compliance with the debt incurrence ratios contained in the indentures governing our and our parent’s notes would prohibit Visant Corporation and its restricted subsidiaries from being able to incur additional indebtedness other than pursuant to specified exceptions. Adjusted EBITDA is not a presentation made in accordance with generally accepted accounting principles in the United States of America (GAAP), is not a measure of financial condition or profitability, and should not be considered as an alternative to (a) net income (loss) determined in accordance with GAAP or (b) operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

(2)          Special charges for the quarter ended September 30, 2006 related to Educational Textbook segment restructuring charges of $0.9 million. For the nine-month period ended September 30, 2006, special charges included a $2.3 million impairment charge relating to the Jostens headquarters building and approximately $1.3 million of restructuring charges. For the corresponding periods in 2005, special charges consisted of restructuring costs and residual costs incurred in connection with the October 4, 2004 transactions that formed Visant.

(3)          Other charges for the quarter ended September 30, 2006 included $0.9 million of special consulting fees, $0.8 million of management fees and $0.2 million of non-recurring moving costs, offset by $1.3 million related to an accrual reversal for software costs. For the quarter ended October 1, 2005, the balance consisted primarily of special consulting fees of $0.7 million and management fees of $0.8 million. For the nine-month period ended September 30, 2006, the balance included $2.5 million of special consulting fees, $2.3 million of management fees and $0.6 million of non-recurring moving costs, offset by $1.3 million related to an accrual reversal for software costs. For the nine-month period ended October 1, 2005, the amounts primarily related to $1.8 million of special consulting fees, $1.3 million of transaction costs and $2.3 million of management fees.

VISANT CORPORATION AND SUBSIDIARIES

UNAUDITED SUPPLEMENTAL DATA

	Three months ended
	September 30,	October 1,
In thousands	2006	2005	$ Change	% Change
Net sales
Jostens Scholastic	$34,081	$34,352	$(271)	(0.8)%
Jostens Yearbook	70,665	68,454	2,211	3.2%
Marketing and Publishing Services	144,091	122,201	21,890	17.9%
Educational Textbook	41,458	53,926	(12,468)	(23.1)%
Inter-segment eliminations	(2,493)	(1,999)	(494)	NM
	$287,802	$276,934	$10,868	3.9%
Adjusted EBITDA
Jostens Scholastic	$(8,877)	$(9,610)	$733	7.6%
Jostens Yearbook	17,937	16,592	1,345	8.1%
Marketing and Publishing Services	28,075	23,662	4,413	18.7%
Educational Textbook	6,768	7,398	(630)	(8.5)%
	$43,903	$38,042	$5,861	15.4%

NM = not meaningful

	Nine months ended
	September 30,	October 1,
In thousands	2006	2005	$ Change	% Change
Net sales
Jostens Scholastic	$298,318	$297,546	$772	0.3%
Jostens Yearbook	333,299	320,692	12,607	3.9%
Marketing and Publishing Services	386,430	361,610	24,820	6.9%
Educational Textbook	130,555	154,312	(23,757)	(15.4)%
Inter-segment eliminations	(7,584)	(6,705)	(879)	NM
	$1,141,018	$1,127,455	$13,563	1.2%
Adjusted EBITDA
Jostens Scholastic	$49,968	$47,502	$2,466	5.2%
Jostens Yearbook	124,875	110,523	14,352	13.0%
Marketing and Publishing Services	76,467	69,544	6,923	10.0%
Educational Textbook	23,641	27,011	(3,370)	(12.5)%
	$274,951	$254,580	$20,371	8.0%

NM = not meaningful

VISANT CORPORATION AND SUBSIDIARIES

SALES AND ADJUSTED EBITDA

(UNAUDITED)

	2005 - quarter ended				YTD Oct. 1	Full Year	2006 - quarter ended			YTD Sept. 30
In thousands	April 2	July 2	October 1	December 31	2005	2005	April 1	July 1	September 30	2006
Net sales
Jostens Scholastic	$123,580	$139,614	$34,352	$127,438	$297,546	$424,984	$134,383	$129,854	$34,081	$298,318
Jostens Yearbook	7,972	244,266	68,454	27,820	320,692	348,512	8,295	254,339	70,665	333,299
Marketing and Publishing Services	127,756	111,653	122,201	117,659	361,610	479,269	121,675	120,664	144,091	386,430
Educational Textbook	44,070	56,316	53,926	32,656	154,312	186,968	42,782	46,315	41,458	130,555
Inter-segment eliminations	(2,444)	(2,262)	(1,999)	(1,671)	(6,705)	(8,376)	(1,994)	(3,097)	(2,493)	(7,584)
	$300,934	$549,587	$276,934	$303,902	$1,127,455	$1,431,357	$305,141	$548,075	$287,802	$1,141,018

	2005 - quarter ended				YTD Oct. 1	Full Year	2006 - quarter ended			YTD Sept. 30
In thousands	April 2	July 2	October 1	December 31	2005	2005	April 1	July 1	September 30	2006
Adjusted EBITDA
Jostens Scholastic	$24,378	$32,734	$(9,610)	$34,691	$47,502	$82,193	$30,201	$28,644	$(8,877)	$49,968
Jostens Yearbook	(6,832)	100,763	16,592	(362)	110,523	110,161	(4,356)	111,294	17,937	124,875
Marketing and Publishing Services	26,160	19,722	23,662	21,292	69,544	90,836	26,923	21,469	28,075	76,467
Educational Textbook	7,342	12,271	7,398	1,806	27,011	28,817	6,087	10,786	6,768	23,641
	$51,048	$165,490	$38,042	$57,427	$254,580	$312,007	$58,855	$172,193	$43,903	$274,951